Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated this 26th day of June, 2007, between People’s United Financial, Inc. (the “Employer”), a Delaware corporation, and Paul A. Perrault (the “Executive”).

1. Employment, Duties and Agreements.

(a) The Employer hereby agrees to employ the Executive as Vice Chairman of the Employer and the Executive hereby accepts the employment of, and agrees to serve, the Employer in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Executive’s duties and responsibilities shall be such duties and responsibilities as are consistent with the above title, including without limitation, any such duties and responsibilities as may be assigned to him by the Chief Executive Officer of the Employer (the “Employment”). The Executive shall report to the Chief Executive Officer of the Employer. The Executive will be a member of the Employer’s Executive Officer Group, will be entitled to attend all meetings of the Employer’s Executive Officer Group, and will attend meetings of the Board of Directors of the Employer as a member of the Executive Officer Group and as directed by the Chief Executive Officer of the Employer. In rendering the Employment, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Employer and all applicable policies and rules thereof as are consistent with the above job description.

(b) During the Employment Period and as long as the Employer shall not be in default of a material obligation hereunder, the Executive shall devote his full business time and energy, attention, skills and ability to the performance of the Employment on an exclusive basis, shall faithfully and diligently endeavor to promote the business and best interests of the Employer, and shall make available to the Employer all knowledge possessed by him relating to any aspect of his duties and responsibilities hereunder. Notwithstanding the foregoing, the Executive shall not be deemed to have breached his obligations under this Agreement as a result of any temporary inability to render services by reason of ill health, disease, accident or other similar cause beyond his reasonable control and he shall be entitled to full compensation during any such period.

(c) During the Employment Period and so long as the Employer shall not be in default of a material obligation hereunder, the Executive may not, without the prior written consent of the Employer, operate, participate in the management, operations or control of, or act as an employee, officer, director, trustee, consultant, principal, agent or representative of, any type of business or service (other than as an employee of the Employer); provided that nothing in this Agreement shall be construed to require written consent or otherwise restrict the Executive’s right to engage in charitable, community or other nonprofit activities that do not materially impair the Executive’s ability to perform the duties and responsibilities of the Employment.

(d) The Executive acknowledges that the Employer may, subsequent to the Effective Date (as defined in Section 3 hereof), reorganize, consolidate or otherwise modify the structure and/or operation of one or more of the business units being acquired by the Employer as a result of consummation of the transactions contemplated by the Agreement and Plan of

Merger described in Section 3 hereof, and acknowledges that any changes to the scope and nature of the Executive’s responsibilities arising therefrom are not inconsistent with the job responsibilities contemplated by this Employment Agreement, and do not result in “constructive” termination of the Employment, so long as Executive continues to report to the Chief Executive Officer of the Employer thereafter.

2. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period the Employer shall pay the Executive, not less than once a month, a base salary at the rate of $650,000 per annum (the “Base Salary”).

(b) During the Employment Period, the Executive will be eligible to participate in the bonus scheme and other incentive pay programs applicable to senior management of the Employer (collectively, the “Incentive Programs”), as in effect from time to time. During each calendar year in which the Executive is employed by the Employer beginning with the year ending December 31, 2008, the Employer shall make awards to the Executive pursuant to the Incentive Programs based on a target level which, in combination with the Base Salary, would provide the Executive with on target earnings of $1.4 million (on an annualized basis) in compensation with respect to Employment services rendered during the applicable year. Such awards may be partially in the form of equity-based awards, provided that the cash-based awards shall constitute at least 70% of the Base Salary then in effect. For purposes of this provision, Incentive Program awards shall be valued as follows:

(i) for cash-based incentive awards, at the target value of such awards on the date of grant; and

(ii) for equity-based incentive awards, at the grant-date fair market value of awards consisting of shares of the Employer’s common stock (or common stock equivalents), without regard to transfer restrictions or vesting periods, and at the grant-date value used by the Employer for financial reporting purposes for awards consisting of options to purchase shares of the Employer’s common stock (including stock appreciation rights or equivalent awards).

The amount actually paid out pursuant to cash-based incentive awards will be based 60% on the overall consolidated financial performance of the Employer, and 40% based on Executive’s attainment of reasonable individualized key performance measures for the applicable performance period, to be mutually established in consultation with the Chief Executive Officer of Employer; provided that the financial performance standards shall be consistent with those applicable to other senior management participants in Incentive Programs.

(c) During the Employment Period, the Executive shall be entitled to reimbursement of reasonable business-related expenses upon presentation of appropriate invoices therefor, subject to the procedures established by the Employer from time to time. The Employer recognizes that the Executive shall have duties and responsibilities for the Employer in and about Burlington, Vermont and in and about the Employer’s headquarters in Bridgeport, Connecticut. The Employer has therefore determined, for its convenience, that it shall provide the Executive with a suitable furnished apartment at a mutually agreed location within a reasonable commuting distance of the Employer’s headquarters. If, notwithstanding the foregoing, it is determined that the provision of such apartment is taxable income to its Executive, the Employer shall pay the Executive an amount such that the net after-tax payment shall be at least equal to all tax liabilities associated with both the Employer’s payment for the apartment and the payment pursuant to this sentence. If the Employer determines, after consultation with the Executive, that the Executive’s ability to perform effectively for the Employer would be enhanced by having a primary personal residence in the vicinity of the Employer’s headquarters, the Employer shall reimburse the Executive for all reasonable moving expenses incurred by the Executive in connection with obtaining a primary personal residence in such vicinity, subject to submission of appropriate documentation in connection therewith.

(d) During the Employment Period, the Executive shall be entitled to such perquisites of office, fringe benefits (including the use of an automobile), group insurance coverage, vacation entitlements and other benefits (including supplemental retirement benefits) as are generally provided from time to time to other senior executives of the Employer hired on or after the Effective Date (as defined in Section 3 hereof), provided that the Executive shall not be entitled to participate in any such plan providing for benefits in the nature of severance pay (whether upon the occurrence of a change in control of Employer or otherwise). For the purpose of any benefit for which the Executive’s length of service is a factor in determining the benefit level, the period of the Executive’s employment with Chittenden Corporation shall be considered to have been employment with the Employer.

(e) The compensation provided in this Agreement shall be treated as such for income tax purposes by the Employer and Executive and shall be paid subject to any required withholdings or deductions, except for those reimbursements and other payments pursuant to Section 2(c) that may be made without adverse tax consequences to the Executive.

3. Employment Period.

The Employment Period shall commence on the closing of the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and between People’s United Financial, Inc. and Chittenden Corporation, dated as of June 26, 2007 (the “Effective Date”) and shall terminate at the close of business on the day preceding the second anniversary of the Effective Date (the “Scheduled Termination Date”); provided, however, that commencing on the 21-month anniversary of the Effective Date, and every 12 months thereafter, the Scheduled Termination Date shall be deferred for one year, unless either party shall have given the other prior notice that the Scheduled Termination Date shall not be so deferred; and provided, further that a notice by the Employer in any year not to defer the Scheduled Termination Date shall be treated as a termination of the Executive’s employment without Cause as of the Scheduled Termination Date for purposes of Section 3(d); and provided, further, that the Employment Period shall terminate prior to the Scheduled Termination Date upon the earliest to occur of the following events:

(a) The Executive’s death prior to the Scheduled Termination Date, in which event the Employment Period shall terminate as of the date of the Executive’s death. In the event of the termination of the Employment pursuant to this Section 3(a), the Employer shall pay to the Executive’s estate as soon as practicable thereafter (i) any earned but unpaid Base Salary, (ii) the amount of Base Salary that would have been payable from the date of the Executive death through the last day of the month in which his death occurs, (iii) any amounts payable to the Executive pursuant to Section 2(c) hereof, and (iv) any previously unpaid payments and/or unissued equity awards under any Incentive Program with respect to the previous calendar year that would have been paid and/or issued in the event of continued employment, and the Executive shall not be entitled to any further compensation or payments hereunder.

(b) The Executive’s total and permanent disability prior to the Scheduled Termination Date, in which event the Employment Period shall terminate as of the last day of the month in which such event occurs. The Executive shall be deemed to have been totally and permanently disabled for the purposes of this Agreement if, by reason of a physical or mental condition, for a period of 120 days in any 180 consecutive-day period, or such longer period as is required so as to avoid any violation of the rights of the Executive under applicable law, he has not substantially performed the duties normally required of him hereunder. The date as of which the Executive shall be deemed to have become totally and permanently disabled shall be the day on which such 180-day period terminates, it being understood that such period may only commence on a date on which the Executive first fails to substantially perform his duties as a result of any such condition. Upon the termination of the Employment pursuant to this Section 3(b), the Executive shall be entitled to (i) any earned but unpaid Base Salary, (ii) any amount payable to the Executive pursuant to Section 2(c) hereof, and (iii) any previously unpaid payments and/or unissued equity awards under any Incentive Program with respect to the previous calendar year that would have been paid and/or issued in the event of continued employment, and the Executive shall not be entitled to any further compensation or payments hereunder.

(c) Termination by the Employer of the Employment Period for Cause. For purposes of this Section 3, the term “Cause” shall mean (i) dishonesty, willful misconduct or gross negligence on the part of the Executive, in any such case in the performance of his duties hereunder, (ii) the commission by the Executive of a felony or (iii) the commission by the Executive of an act of moral turpitude that could reasonably be expected to have a material adverse impact on the Executive’s effectiveness in performing his responsibilities hereunder. Any termination pursuant to this Section 3(c) shall be evidenced by written notice delivered to the Executive, unequivocally stating the Employer’s decision to terminate the Employment pursuant to this Section 3(c) and specifying the actions constituting Cause for such termination. In the event of the termination of the Employment pursuant to this Section 3(c), the Executive shall be entitled to (i) any earned but unpaid Base Salary and (ii) any amounts payable to the Executive pursuant to Section 2(c) hereof, and the Executive shall not be entitled to any further compensation or payments hereunder.

(d) Termination by the Employer of the Employment Period without Cause. In the event of the termination of the Employment pursuant to this Section 3(d), the Executive shall be entitled to (i) the continuation of the payment of the Base Salary, at the rate in effect and on the same schedule as of the date of such termination through the later of the Scheduled Termination Date and the 6-month anniversary of such termination (the “Severance Period”), (ii) the portion of the target value for the year of any outstanding cash-based incentive awards that results from pro rating based on the percentage of the applicable performance period completed as of such termination date; (iii) payment of the full premium cost for the continuation of all group health plan benefits pursuant to COBRA for the Severance Period; (iv) modification of all stock option and restricted stock terms such that each outstanding stock option awarded to the Executive shall become fully exercisable, and all restrictions applicable to any restricted stock or other equity based awards shall lapse and such shares and awards shall be deemed fully vested; (v) any previously unpaid payments and/or unissued equity awards under any Incentive Program with respect to the previous calendar year that would have been paid and/or issued in the event of continued employment; (vi) any earned but unpaid Base Salary as of the date of such termination; and (vii) any amounts payable to the Executive pursuant to Section 2(c) hereof, and the Executive shall not be entitled to any further compensation or payments hereunder. If no target value for the year has been established as of the date of termination, the target value shall be deemed to be the cash-based incentive award due or paid for the previous year. As a condition to the receipt of the benefit described in clauses (i) through (v) above, the Executive shall be required to execute a general release of claims against the Employer and its affiliates in form and substance satisfactory to the Employer; provided that the Employer’s approval of a release shall not be unreasonably withheld and provided further that such release shall not diminish the Executive’s rights under this Agreement, any other written agreement with the Employer, any rights to indemnification or insurance, or any rights under any employee benefit plan.

(e) Termination by the Executive for Good Reason. The Executive may terminate his employment and his obligations under this Agreement (except his obligations under Section 4 hereof) at any time for “Good Reason.” Such termination shall be evidenced by written notice of the Executive’s election to terminate, delivered to the Employer and specifying the Good Reason for such termination. Such termination shall be effective on the thirtieth (30th) day after such delivery. For purposes of this Agreement, the term “Good Reason” means any act or omission by the Employer that constitutes a material, significant and sustained breach of this Agreement (i) which is not under the Executive’s control, (ii) of which the Executive has given thirty (30) days written notice to the Employer describing the facts constituting such breach; and (iii) which the Employer has not significantly corrected within such thirty (30) days period. Upon the Executive’s termination of employment pursuant to this Section 3(e), the Executive shall be entitled to the same payments and other terms applicable in the event of a termination of the Executive’s employment without Cause pursuant to Section 3(d). As a condition to the receipt of the benefit described in clauses (i) through (v) of Section 3(d), the Executive shall be required to execute a general release of claims against the Employer and its affiliates in form and substance satisfactory to the Employer; provided that the Employer’s approval of a release shall not be unreasonably withheld and provided further that such release shall not diminish the Executive’s rights under this Agreement, any other written agreement with the Employer, any rights to indemnification or insurance, or any rights under any employee benefit plan.

(f) Termination by the Executive without Good Reason. The Executive may terminate his employment and his obligations under this Agreement (except his obligations under

Section 4 hereof) upon thirty (30) days notice for any reason that is not a Good Reason. In the event of any such termination, the Executive shall be entitled to the payments and other terms applicable in the event of a termination for Cause pursuant to Section 3(c), and the Executive shall not be entitled to any further compensation or payments hereunder.

(g) Nothing in this Section 3 shall impair the rights of the Executive to any benefits to which he may become entitled pursuant to the terms of any Executive benefit plan, program or arrangement of the Employer, other than benefits in the nature of severance pay.

(h) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after the Executive’s date of termination, or (ii) the Executive’s death. Any such deferred payment shall earn interest calculated at the short-term applicable federal rate. On or before the date of termination of the Executive’s employment, the Company shall make an irrevocable contribution to a rabbi trust with an independent bank trustee in an amount equal to the amount of such deferred payment plus interest.

4. Covenant Not to Compete; Inventions.

(a) So long as the Employer is not in default of a material obligation hereunder, the Executive agrees not to engage in any aspect of the Company Business (as hereinafter defined) other than as an Executive of the Employer prior to the expiration of one-year after the termination of the Employment Period.

(b) The Executive shall be deemed to be engaging in Company Business only if he:

(i) directly or indirectly, whether or not for compensation, participates in the ownership, management, operation or control of any Competitor (as hereinafter defined) or is employed by or performs consulting services for any Competitor, provided that participating in ownership shall not include passive ownership of less than one percent (1%) of the outstanding shares of publicly traded common stock of a Competitor;

(ii) directly or indirectly, solicits any customer of the Employer or any prospective customer of the Employer while the Executive was employed by the Employer, with a view to inducing such customer or prospective customer to enter into an agreement or otherwise do business with any Competitor with respect to Company Business, or attempts to induce any such customer or prospective customer to terminate its relationship with the Employer or to not enter into a relationship with the Employer, as the case may be;

(iii) releases any customer or prospect lists of the Employer, or any other documents or other information (whether or not such information is in writing) proprietary to the Employer or any customer of the Employer, or otherwise confidential or non-public, to any person, except with the Employer’s written consent or as may be required pursuant to the order of a court of competent jurisdiction; or

(iv) offers employment to any officer of the Employer or attempts to induce any such officer to leave the employ of the Employer.

(c) For purposes of Section 4:

(i) The “Company Business” is the business of commercial and retail banking, trust and fiduciary services and wealth management and each other business in which the Employer or any one or more of its affiliates is engaged during the Employment Period.

(ii) A “Competitor” is any corporation, firm, partnership, proprietorship or other entity that engages in any Company Business in any county in the states of Maine, Vermont, New Hampshire, Massachusetts, Rhode Island, Connecticut or New York in which the Employer or any of its affiliates has a banking branch office.

(d) The Executive hereby agrees that:

(i) Each of the covenants contained in Section 4(b)(i)-(iv) hereof shall be construed as a separate covenant.

(ii) If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants of Section 4(b) hereof, then such unenforceable covenant shall be deemed eliminated from this Agreement for the purpose of such proceeding or any other judicial proceeding to the extent necessary to permit the remaining separate covenants of Section 4(b) hereof to be enforced.

(e) The Executive agrees to deliver promptly to the Employer upon the termination of the Employment for any reason, or at any other time that the Employer may so request, all documents (and all copies thereof) relating to the business of the Employer, or any of its subsidiaries or affiliates, and all property associated therewith, which he may then possess or have under his control. The Executive agrees that all of the right, title and interest in the products and proceeds (including, but not limited to, client or contact lists, market information and marketing designs, proposals and concepts) of the Executive’s services hereunder, or which are devised, developed or which otherwise become known as a result of such services, including without limitation any invention or innovation relating to the products of Employer or in any manner arising from or related to the business of the Employer, shall belong to the Employer free and clear of any claims by the Executive or anyone claiming under the Executive, and the Executive agrees to assign all such right, title and interest in and to any and every such products, proceeds, invention or innovation and any patent rights thereon to the Employer. The Executive agrees to sign all necessary papers, deeds, assignments and conveyances at the expense of the Employer to assist in obtaining in the name of the Employer and continuing in force such patent and other rights as and when requested by the Employer.

(f) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Employer by reason of a failure by the Executive to perform any of his obligations under this Agreement and, in particular, under this Section 4. Accordingly, if the Employer institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Employer has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

(g) The restrictions in this Section 4 shall be in addition to any restrictions imposed on the Executive by statute or at common law.

5. No Duty to Mitigate Damages.

In the event that the Employer terminates the Employment in breach of the Employer’s obligations hereunder, the Executive shall not be under any obligation to make efforts to mitigate the Employer’s obligations under Section 3(d) hereof by seeking employment after such termination.

6. Change in Control Agreement.

Effective upon the Effective Date, the Executive and the Employer shall enter into an agreement substantially the same as the form of Agreement for Compensation on Discharge Subsequent to a Change in Control entered into between People’s Bank and various of its senior executives; provided that such form shall be modified appropriately for application to the Employer. In the event there is a termination of employment of the Executive with the Employer and as a result of such termination the Executive would but for any election pursuant to the provisions of this Section 6, become entitled to payment under such Change in Control Agreement, he shall within ninety (90) days of such termination elect to receive either (a) all of the payments and other benefits provided for by the terms of this Agreement or (b) all of the payments and other benefits provided for by the provisions Change in Control Agreement; but in no event shall he be entitled to benefits under this Agreement and any provision of the Change in Control Agreement.

7. Miscellaneous.

(a) Any Notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Employer:

850 Main Street, P.O. Box 1580

Bridgeport, Connecticut 06604

Attention: William T. Kosturko

Facsimile: (203) 338-3600

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

2000 Pennsylvania Avenue, NW

Washington D.C. 20006

Attention: John C. Murphy

Facsimile: (202) 974-1999

If to the Executive:

501 Beaver Creek

Shelburne, VT 05482

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

(b) This Agreement constitutes the entire agreement among the parties hereto with respect to the Executive’s employment by the Employer, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment; provided that this shall not be construed to supersede any rights or benefits to be provided to the Executive pursuant to the Merger Agreement.

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employer or by the Executive.

(e) If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

(g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(h) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be signed by its officer thereunto duly authorized and the Executive has signed this Agreement, all as of the day and year first above written.

PEOPLE’S UNITED FINANCIAL, INC.

By:	/s/ John A. Klein
Name: Title:	John A. Klein Chairman, Chief Executive Officer and President

By:	/s/ Paul A. Perrault
Name:	Paul A. Perrault